As filed with the Securities and Exchange Commission on
September 17, 1999 File                                          No. 333-86617


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  AMENDMENT NO.1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                            94-2579751
       (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)           Identification Number)

                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 709-1244
                    (Address of Principal Executive Offices)

                          ----------------------------



          DR. FRED H. DEINDOERFER           Copies of communications sent to:
          CHAIRMAN OF THE BOARD                DANIEL G. CHRISTOPHER, ESQ.
            9162 ETON AVENUE                 GUTH ROTHMAN & CHRISTOPHER LLP
      CHATSWORTH, CALIFORNIA 91311         10866 WILSHIRE BOULEVARD, SUITE 1250
             (818) 709-1244                   LOS ANGELES, CALIFORNIA 90024
 (Name and address of agent for service)              (310) 474-8809


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions and the potential selling securityholders.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If the only securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                                 PROPOSED MAXIMUM                         PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE REGISTERED            AMOUNT            OFFERING PRICE        AGGREGATE               AMOUNT OF
                                           TO BE REGISTERED(1)      PER SHARE(2)      OFFERING PRICE(2)     REGISTRATION FEE
-------------------------------------------------------------------------------  ------------------------------------------------
Common Stock, par value $.01 per share         1,485,000             $0.96875           $1,438,593.75            $399.93
=================================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) Pursuant to Rule 457(c), estimated solely for the purpose of calculating the registration fee on the basis of the average of the high ($1) and low ($15/16) per share sale prices of the Registrant's Common Stock on the American Stock Exchange on September 1, 1999.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                                      PROSPECTUS

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

                     UP TO 1,485,000 SHARES OF COMMON STOCK

        The stockholders listed in the Table of Selling Stockholders beginning on page 9 may use this prospectus from time to time to offer for sale up to 1,485,000 shares of common stock of International Remote Imaging Systems, Inc. (the "Company"). The selling stockholders may elect to sell none, some or all of the shares set forth next to their name in the table. The shares of common stock covered by this prospectus consist of 594,000 shares of outstanding common stock, up to 594,000 shares of common stock issuable upon the exercise of the Company's Series G Warrants, and up to 297,000 shares of common stock issuable upon conversion of the Company's Series B Callable Preferred Stock. These securities were issued in connection with the Company's tender offer for all of the outstanding common stock of Poly U/A Systems, Inc. See "Background of Poly UA Tender Offer."


        The Company is not offering any shares of common stock to the public and will not directly receive any proceeds from the sale of shares under this prospectus. However, the Company may indirectly receive proceeds of up to approximately $891,000 to the extent that selling stockholders exercise the Series G Warrants. The Company is paying the cost of registering the shares and various related expenses, but the selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares. See "Plan of Distribution." The Company's common stock is traded on the American Stock Exchange under the symbol "IRI." On September 15, 1999, the closing sale price of the common stock on the American Stock Exchange was $1.125 per share.


              INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE
                     OF RISK. SEE "RISK FACTORS" ON PAGE 2.

        The selling stockholders may sell shares from time to time on the American Stock Exchange, in the over-the-counter market or in private transactions, and they may sell shares at the prevailing price of the common stock on the American Stock Exchange at the time of the sale, or at related or negotiated prices. The selling stockholders may sell to or through one or more broker-dealers, and these broker-dealers may receive underwriting discounts, concessions or commissions from the selling stockholders. The selling stockholders and any broker-dealers that participate in the distribution maybe considered "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by the broker-dealers, and also any profits realized on their resale of shares, could be considered underwriting discounts and commissions under the Securities Act of 1933. If required, the specified shares to be sold, the public offering price, the names of any such broker-dealers, and any applicable commission or discount will be included in a prospectus supplement. See "Plan of Distribution."

        The Company's executive offices are located at 9162 Eton Avenue, Chatsworth, California 91311 and the telephone number is (818) 709-1244.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE
                    ADEQUACY OR ACCURACY OF THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is September 17, 1999.

                                  RISK FACTORS

        You should carefully consider the specific factors set forth below, as well as all of the other information contained in this prospectus, before deciding to invest in the common stock of the Company. This prospectus contains forward-looking statements that are based on certain assumptions about future risks and uncertainties. The Company believes that its assumptions are reasonable, but if its assumptions prove incorrect, it could cause the Company's actual results to differ materially from the outcomes contained in its forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere in this prospectus and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

POTENTIAL FOR CONTINUING LOSSES

        The Company incurred net losses of approximately $503,000 and $385,000 for the fiscal years ended December 31, 1997 and 1998, respectively, and a net loss of $1.4 million for the six months ended June 30, 1999. There can be no assurance that the Company can restore annual profitability.

NET OPERATING LOSS CARRYFORWARDS

        At June 30, 1999, the Company had federal net operating loss carryforwards of approximately $18.5 million. If substantially all of the Company's outstanding options and warrants, including the warrants issued in the tender offer for Poly UA Systems, are exercised on or before December 31, 1999, these transactions, in combination with other prior stock issuances during the past three years, would constitute a "change in ownership" under Section 382 of the Internal Revenue Code. The Company notes that most of the 2.4 million warrants and options currently exercisable are out-of-the-money, with exercise prices ranging from $.69 to $7.80 per share. Section 382 imposes an annual limitation on the utilization of net operating losses carryforwards based on a statutory rate of return (usually the "applicable federal rate," as defined in the Internal Revenue Code) and the value of the corporation at the time of the change of ownership. Depending on the market price of the Company's common stock at the time a change of ownership occurs, the resulting limitations imposed by
Section 382 could trigger a substantial write-down of the Company's deferred tax assets and a corresponding charge to earnings in the relevant quarter.

POTENTIAL DILUTION AND FINANCIAL IMPACT FROM ARBITRATION PROCEEDING

        In July 1996, the Company acquired a digital imaging business from Digital Imaging Technologies, Inc. As part of the purchase price, the Company issued to Digital Imaging a five-year warrant to purchase 875,000 shares of common stock at $8.00 per share. In August 1997, the Company filed a demand for arbitration against Digital Imaging with the American Arbitration Association. The Company's demand for arbitration alleges material breaches of the representations, warranties and covenants in the purchase agreement governing the acquisition. Digital Imaging subsequently filed a counterclaim in the arbitration proceeding alleging that the Company misrepresented or omitted to disclose material facts in connection with the acquisition. Digital Imaging had previously requested a reduction in the exercise price of the warrant but elected to seek unspecified monetary damages in the counterclaim. The Company unilaterally reduced the warrant exercise price to $3.56 per share. The arbitration hearing was held the week of May 10, 1999. The Company has completed the process of filing and responding to post arbitration briefs and expects a decision in the third quarter of 1999. Although the Company does not presently anticipate any material adverse effect as a result of this arbitration proceeding, there can be no assurance that it will not have such an effect on the Company or result in additional dilution to holders of the common stock.

DEPENDENCE ON INSTRUMENT SALES

        The Company derives approximately 40% of its revenues from the sale of two families of high-priced instruments - The Yellow IRIS urinalysis workstations and the PowerGene genetic analyzers. These instruments have list prices ranging from $10,000 to $195,000 depending on model and configuration, and relatively modest declines in unit sales or gross margins for either product line could have a material adverse effect on the Company's revenues and profits.

COMPETITION

        There are numerous companies engaged in active research and development programs within and outside of the clinical laboratory imaging systems field that have considerable experience in areas of interest to the Company. The Company cannot determine if other firms are currently engaged in potentially competitive research, and these firms could develop and introduce products comparable or superior to the products sold by the Company. One or more of these firms could develop and introduce new products comparable or superior to models of The Yellow IRIS, the PowerGene or any other product ultimately developed by the Company. The introduction of a new product comparable or superior to any model of The Yellow IRIS or the PowerGene could have a material adverse effect on unit sales or gross margins for these instruments. See "--Dependence on Instrument Sales."

RELIANCE ON SINGLE SOURCE SUPPLIERS

        Certain key components of the Company's instruments are manufactured according to the Company's specifications or are available only from single suppliers. For example, Roche Diagnostics is the sole source for the Company's proprietary CHEMSTRIP/IRIStrip urine test strips and related urine test strip readers used in The Yellow IRIS Models 300 and 500. From time to time, single source suppliers have discontinued production of key components or encountered production problems which potentially could have a material adverse effect on instrument sales. Although, in the past, the Company has successfully transitioned to new components to replace discontinued components, there can be no assurance that the Company can always successfully transition to satisfactory replacement components or that the Company will always have access to adequate supplies of discontinued components on satisfactory terms during the transition period. In the first quarter of 1997, Nikon discontinued production of the microscope used in The Yellow IRIS. Prior to the end of production, the Company significantly increased its inventory of these microscopes to facilitate a two-year period for transitioning to a new microscope. The Company has selected and placed orders for a new "off-the-shelf" microscope as the replacement. The Company's inability to transition successfully to replacement components or to secure adequate supplies of discontinued components on satisfactory terms during the transition could have a material adverse effect on instrument sales. See "--Dependence on Instrument Sales."


DEPENDENCE ON KEY PERSONNEL AND RETIREMENT OF CHIEF EXECUTIVE OFFICER


        The Company's success depends in significant part upon the continued service of certain key personnel, and its continuing ability to attract, assimilate and retain such personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. While the Company generally enters into agreements with its employees regarding patents, confidentiality and related matters, the Company does not have employment agreements with most of its key employees. The Company does not maintain life insurance polices on such employees. The loss of key personnel, especially without advance notice, or the inability to hire or retain qualified personnel, could have a material adverse effect on the Company's instrument sales and its ability to maintain its technological edge.


        On September 17, 1999, the Company announced the retirement of Dr. Fred
H. Deindoerfer, its president and chief executive officer for the past twenty years, and the election of Dr. John A. O'Malley as his successor. Dr. O'Malley, a director of the Company and member of its interim Office of Chief Executive, was elected the new President and Chief Executive Officer of the Company and the Office of Chief Executive was dissolved. Dr. Deindoerfer will continue as Chairman of the Board through a transitional period until December 31, 1999. At that time, Dr. O'Malley will assume the additional role of Chairman of the Board. Dr. Deindoerfer plans to continue to serve as a member of the Board of Directors through his current term ending in 2002.

        Prior to joining the Company's Office of Chief Executive earlier this year, Dr. O'Malley shared the Presidency and served as Chief Operating Officer of Litmus Concepts, Inc. for nearly eight years. Litmus Concepts is involved in the development, manufacture and marketing of women's healthcare diagnostic products. Prior to that, Dr. O'Malley was employed at both SmithKline and G.D. Searle, rising to the positions of President of SmithKline Instruments and of Oxford Laboratories, respectively. Both companies were also in the medical diagnostic products business. He was also on the faculty of Drexel University, Philadelphia and has served on the Board of Directors of eight other healthcare companies. Dr. O'Malley has been active in executive roles in the American Association for Clinical Chemistry and the National Committee for Clinical Laboratory Standards. Dr. O'Malley, who holds a Ph.D. in physical chemistry from the University of Pennsylvania and a B.S. in chemistry from Rutgers, the State University of New Jersey, has been involved in the healthcare industry more than thirty years.


DIFFICULTIES ASSOCIATED WITH INTRODUCTION OF FUTURE PRODUCTS

        The commercial success of the Company's future products and systems depends upon their acceptance by the medical community. These future products, consisting of capital-intensive laboratory instruments, can significantly reduce labor costs, improve precision and offer other distinctive benefits. However, there is often market resistance to products which require significant capital expenditures or which eliminate jobs through automation. There can be no assurance that the Company's new products and systems will achieve significant market acceptance in the future, or that sales of such future products and systems will grow at the rates expected by management. Furthermore, new product introductions or product enhancements by the Company's competitors or their use of other technologies could cause a decline in sales or gross margins on sales, or the loss of marketing acceptance of the Company's systems.

        The Company has elected not to launch The White IRIS leukocyte differential analyzer at the present time due to limited resources and the potential impact of product launch costs on near-term profitability. The Company is still exploring strategic alternatives for The White IRIS program and therefore cannot reasonably estimate any impact on the recoverablility of the capitalized costs associated with the product line, principally capitalized software and inventory. If the Company is unable to develop a viable strategic alternative for the program and as a result abandons the product line, it would incur a charge against future earnings of up to $1.2 million for the related amounts capitalized.

ABILITY TO PROTECT INTELLECTUAL PROPERTY RIGHTS

        The Company's commercial success depends in part on its ability to protect and maintain its automated intelligent microscopy (or AIM) and other proprietary technology. The Company has received patents with respect to certain of its technologies. Receipt of such patents may not insulate the Company from damaging competition. The validity and breadth of claims in clinical laboratory instrumentation patents involve complex legal and factual questions and, therefore, are highly uncertain. There can be no assurance that the claims allowed under patents held by the Company or under patents based on pending or future patent applications by the Company will be sufficiently broad to protect what the Company believes to be its proprietary rights, that issued patents will not be circumvented by competitors, or that the rights granted under such patents will provide competitive advantages to the Company. There also can be no assurance that other parties will not take, or threaten to take, legal action against the Company, alleging infringement of such parties' patents by current and proposed products of the Company or that any of the Company's patents, or patents in which it has licensed rights, will be held valid and enforceable if subsequently challenged.

        The Company also has trade secrets and unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of its products. While the Company generally enters into confidentiality agreements with its employees and consultants, there can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Nor can there be any assurance that others will not develop or acquire equivalent expertise or develop products that render the Company's current or future products noncompetitive or obsolete.

        The Company also claims copyrights in its software and the ways in which it assembles and displays images and certain trademark rights in the United States and other foreign countries. There can be no assurance that copyright and trademark protection can be obtained, or if obtained, can or will be enforced or will provide significant commercial advantage to the Company.

        Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive and could divert the Company's technical and management personnel. For example, the Company incurred legal expenses aggregating approximately $175,000 during 1995, 1996 and 1997 to successfully assert and defend the validity of two of its patents against a potential competitor in the hematology field. There can be no assurance that the Company's litigation expenses will not increase in the future. Any change in the Company's ability to protect and maintain its proprietary rights could have a material adverse effect on the Company.

INDUSTRY CONSOLIDATION CREATING BARRIERS TO MARKET PENETRATION

    The continuing consolidation of hospitals and medical device suppliers is creating barriers to market penetration. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts with the larger medical device suppliers. The larger suppliers can often equip an entire laboratory and offer one-stop shopping for laboratory instruments, supplies and service. In addition, they typically offer the hospitals annual rebates based on the total volume of business with the suppliers. These rebates create financial incentives against purchasing instruments or supplies from the Company. The Company's plans for further market penetration of the urinalysis market with The Yellow IRIS family of workstations will depend in part on its ability to overcome these and any new barriers resulting from consolidation in the healthcare industry.

POTENTIAL IMPACT OF TECHNOLOGICAL CHANGE ON INSTRUMENT SALES

        The market for the Company's systems is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. The Company's future success depends upon its ability to enhance its current product lines, to introduce new products that keep pace with technological developments, and to respond to evolving customer requirements. Any failure by the Company to anticipate or respond adequately to technological developments by its competitors or to changes in customer requirements, or significant delays in product enhancements or introductions, could result in a loss of competitiveness and revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely or cost-effective basis, and such failure could have a material adverse effect on the Company.

GOVERNMENT REGULATION

        Most of the Company's products are subject to stringent government regulation in the United States and other countries. The regulatory process can be lengthy, expensive and uncertain, and securing clearances or approvals may require the submission of extensive official data and other supporting information. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices, or criminal prosecution, any of which could have a material adverse effect on the Company. Furthermore, changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement thereof, or the discussion or promulgation of any additional laws or regulations could have a material adverse effect on the Company.

ACQUISITIONS AND EXPANSION

        As part of the Company's strategy to enhance and maintain its competitive position, the Company may from time to time consider potential acquisitions of complementary products, technologies and other businesses. The Company has completed a number of acquisitions in past years. The evaluation, negotiation and integration of acquisitions may consume significant time and resources of the Company. There can be no assurance that acquisitions will not have a material adverse effect upon the Company's earnings due to, among other things, the failure of the acquired business to meet management's expectations, operational disruptions, integration issues, unexpected expenses and accounting charges associated with such acquisitions.

HEALTHCARE REFORM POLICIES

        Legislative proposals are periodically introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for the Company's current or future products and its ability to sell its products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and the Company cannot predict future legislative changes in the healthcare field or their impact on its business.

POTENTIAL IMPACT OF ANTI-TAKEOVER PROVISIONS

        Certain provisions of the Certificate of Incorporation and Bylaws of the Company and the Delaware General Corporation Law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of common stock. These provisions provide, among other things, for a classified Board of Directors, for the issuance, without further stockholder approval, of preferred stock with rights and privileges which could be senior to the common stock, and for limitations on the right of stockholders to call a special meeting of stockholders and to take action without a meeting. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.

RISKS FROM PRODUCT LIABILITY CLAIMS

        The Company's products are used to gather information for medical decisions and diagnosis. Accordingly, the manufacture and sale of the Company's products entails an inherent risk of product liability arising from an inaccurate, or allegedly inaccurate, test result. The Company has product liability insurance coverage of $1.0 million per incident and $2.0 million in the aggregate per year, and an umbrella policy of $5.0 million. There can be no assurance that the Company's product liability insurance will be sufficient to protect the Company in the event of a product liability claim. There has not been any indication that the Company's insurance carrier will not renew the Company's product liability insurance at or near current premiums; however, there can be no assurance that the Company will be able to renew product liability insurance in the future at acceptable premiums. In addition, any failure to comply with Federal Drug Administration regulations governing manufacturing practices could have a material adverse effect on the ability of the Company to defend against product liability lawsuits.

FINANCIAL IMPACT OF CURRENCY FLUCTUATIONS

        The Company acquired a foreign subsidiary in the PSI Acquisition that conducts business in various foreign currencies. Consequently, fluctuations in exchange rates will affect the Company's consolidated operating results and such fluctuations could have an adverse effect on earnings. The impact of future fluctuations in exchange rates cannot be predicted with any measure of accuracy and will depend on the percentage of sales generated internationally. The Company currently does not hedge the risks associated with fluctuations in exchange rates, and continues to be subject to such risks. In the future, the Company may undertake such transactions. If any hedging techniques are implemented by the Company, there can be no assurance that such techniques can be successful in eliminating or reducing the effects of currency fluctuations.

                                   THE COMPANY

        The Company designs, develops, manufactures and markets in vitro diagnostic ("IVD") imaging systems based on patented and proprietary automated intelligent microscopy (or "AIM") technology for automating microscopic procedures performed in clinical laboratories. AIM technology combines the Company's capabilities in automated specimen presentation, including its patented slideless microscope, and proprietary high-speed digital processing hardware and software to classify and present images of microscopic particles in easy-to-view displays. The Company's IVD imaging systems are designed to provide customers with better and more rapid results and labor cost-savings over manual methods of performing microscopy. The Company's products are sold directly and through distributors primarily to hospital and reference clinical laboratories, as well as veterinary, physician office and research laboratories.


        The Company was incorporated in California in 1979, and reincorporated in Delaware in 1987. It pioneered its first IVD imaging system application in 1983 with its introduction of The Yellow IRIS family of workstations for urinalysis. The Company believes that it is still the only supplier of laboratory systems which fully automate a complete urinalysis, and it introduced its fourth generation models in 1996 which incorporate significant advancements in speed, utility and ease of use. In 1996, the Company also received Food and Drug Administration clearance and began to market the Model 900UDx urine pathology system designed especially for the high-volume testing requirements of larger laboratories. The Company also provides ongoing sales of supplies and service necessary for operation of The Yellow IRIS workstations. Most supplies are purchased under standing orders and, following the initial one-year warranty period, the majority of customers purchase annual service contracts.


        In July 1996, the Company entered the field of genetics with the acquisition of the digital imaging business of Perceptive Scientific Instruments, Inc. This company's principal product is the PowerGene genetic analyzer -- an IVD imaging system for karyotyping, DNA probe analysis and comparative genomic hybridization. The Company also acquired international operations in this transaction.

        In February 1996, the Company acquired StatSpin, Inc. in a pooling-of-interests transaction. Through StatSpin, the Company manufactures and markets a variety of benchtop centrifuges, small instruments and supplies for the laboratory market. These products are used primarily for manual specimen preparation and dedicated applications in cytology, hematology and urinalysis. They appeal to laboratories performing too few tests to justify the cost of an automated IVD imaging system.

        In December 1997, the Company began distributing the IRIS/Sysmex UF-100 urine cell analyzer in the United States under an existing agreement with its manufacturer, Sysmex Corporation. Sysmex initiated contractual procedures in September 1998 for terminating the exclusive nature of the Company's distribution rights to the UF-100 based on allegations of inadequate performance. The Company disputed these allegations and entered into discussions with Sysmex about the pricing and marketing of the UF-100. Those discussions did not resolve the matter. Sysmex then asserted that it had the right to appoint additional distributors for the UF-100 in North America, and recently appointed Sysmex Corporation of America, its U.S. subsidiary, as distributor. The Company believes that its rights as confirmed previously by an arbitration panel, continue to be exclusive. The Company plans to continue to distribute and service the IRIS/Sysmex UF-100, and vigorously disputes any attempt by Sysmex or its subsidiary to sell, service, or provide supplies for such instruments in North America. The Company is presently evaluating its alternatives and may take legal action. The Company cannot presently predict the impact of Sysmex's actions or any legal action taken by the Company.

        The Company has had a major program over a number of years to develop The White IRIS leukocyte differential analyzer. The Food and Drug Administration cleared The White IRIS in May 1996, but its commercial release was delayed by other priorities, such as the introductions of the Model 900UDx urine pathology system and the UF-100 urine cell analyzer. The Company has elected not to launch The White IRIS at the present time due to limited resources and the potential impact of product launch costs on near-term profitability.

                       BACKGROUND OF POLY UA TENDER OFFER


        In September 1995, the Company and Poly UA Systems, Inc., a Company-sponsored research and development entity, entered into a joint development project for the development of several new products to enhance automated urinalysis using the Company's technology. Poly UA funded most of the cost of the project with the net proceeds from a 1995 private placement of units. Each unit consisted of shares of Poly UA common stock and warrants to purchase common stock of the Company. The project ultimately yielded, among other things, certain new technology for improving automated analysis of various compositions in urine. Under the terms of the project, the Company had the right, without further payment, to use this technology for enhancing The Yellow IRIS family of urinalysis workstations, but was required to purchase Poly UA to use the new technology in stand-alone devices.

        The Company had an option until November 29, 1998 to acquire all of the common stock of Poly UA for an aggregate price of $5.1 million, payable in cash or shares of common stock. The Company ultimately decided not to exercise its option and instead entered into discussions to acquire Poly UA at a price below the option price. Subsequently, certain shareholders of Poly UA threatened in writing to file a lawsuit if the Company failed to purchase Poly UA for an amount substantially equal to the $5.1 million option price. Primarily to avoid litigation which, regardless of its merits, could adversely affect the Company's ability to negotiate strategic transactions, the Company entered into a letter of intent on April 28, 1999 with Poly UA to settle the matter for a package of company securities with an estimated value of up to $1.5 million

        In order to implement the terms of the settlement, the Company commenced a tender offer on June 8, 1999, for all 256,000 outstanding shares of Poly UA common stock. In payment for each share of Poly UA common stock and a signed release of claims from the tendering stockholder, the Company offered a package of securities consisting of the following: (i) three shares of the Company's common stock, (ii) one share of Series B Preferred Stock, and (iii) a Series G Warrant, exercisable to purchase three shares of common stock. The Company completed the tender offer on July 26, 1999, and accepted 198,000 shares of Poly UA common stock, or 77% of all outstanding Poly UA shares, from 94% of all Poly UA stockholders. The Company subsequently issued to the tendering stockholders 594,000 shares of common stock, 198,000 shares of Series B Preferred Stock, and Series G Warrants to purchase an additional 594,000 shares of common stock.

        The Series B Preferred Stock has a liquidation preference of $3 per share (or an aggregate liquidation preference of $594,000). The Series B Preferred Stock may be converted by the Company at any time into a number of shares of common stock equal to the liquidation value divided by the market price of the common stock at the time of conversion (subject to a minimum value of $2.00 per share of common stock). The Series B Preferred will automatically convert under the same formula on August 3, 2002, if not converted sooner by the Company. Based on the average closing price of $1.01 per share for the five-day period ending September 1, 1999, the call price would be the $2.00 minimum, and the Company could convert the Series B Preferred Stock into 297,000 shares of common stock. The Series B Preferred Stock is non-voting, is not entitled to any preferred dividends, and is not subject to any mandatory or optional redemption provisions. The Company may not pay cash dividends on the common stock or repurchase any shares of the common stock without the written consent of the holders of a majority of the Series B Preferred Stock.

        The Series G Warrants entitle the holders to purchase up to 594,000 shares of common stock, half at $1.00 per share and the other half at $2.00 per share. The Series G Warrants expire on August 6, 2002. The Company also has the right to redeem any unexercised portion of the Series G Warrants for a nominal amount of cash at any time after the 30-day average closing price of the common stock exceeds 200% of the warrant exercise price.

        Poly UA is now a majority-owned subsidiary of the Company. The Company made the tender offer primarily to avoid litigation and does not have any immediate plans to continue the business of Poly UA or to provide any additional funding to Poly UA. However, the Company may elect to acquire the remaining equity at a later date through a subsequent transaction such as a merger.

                                 USE OF PROCEEDS

        While the Company is not offering any shares of common stock to the public and will not directly receive any proceeds from the sale of shares under this prospectus, the Company may indirectly receive proceeds of up to approximately $891,000 to the extent that selling stockholders exercise the Series G Warrants to purchase shares of common stock. The actual amount of any proceeds will equal the number of shares purchased multiplied by the exercise price of the warrants exercised. The Company will use any proceeds from the exercise of warrants for debt repayment and general corporate purposes.

                              SELLING STOCKHOLDERS

        The purpose of this prospectus is to permit the persons listed below in the table of selling stockholders to publicly trade, if desired, the shares of common stock issued or issuable in connection with the tender offer described above in this prospectus. See "Background." These securities are (i) 594,000 shares of common stock, (ii) 594,000 shares of common stock issuable upon the exercise of the Series G Warrants, and (iii) up to 297,000 shares of common stock issuable upon the exchange or conversion of the Series B Preferred Stock. See "Background."

                          Table of Selling Stockholders

        The following table lists (i) the name of each stockholder entitled to sell common stock using this prospectus, (ii) the number of shares of common stock beneficially owned by each selling stockholder as of September 1, 1999, and (iii) the maximum number of shares of common stock each selling stockholder may offer and sell using this prospectus. The selling stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their name. As a result, the Company cannot estimate the number of shares of common stock that the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided information for this table. The Company has made no independent inquiries about this, and is relying on written commitments from the selling stockholders to notify the Company of any changes in their beneficial ownership after the date they originally provided this information. See "Plan of Distribution."


------------------------------------------------------- -------------------- ---------------------
                                                           NUMBER OF SHARES          MAXIMUM
                                                               BENEFICIALLY      NUMBER OF SHARES
SELLING STOCKHOLDER (1)                                       OWNED (2) (3)           OFFERED (4)
------------------------------------------------------- -------------------- ---------------------
Accurate Engineering & Fabrication, Inc.                             15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Aidinoff, M. Bernard                                                 15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Ames, Albert M., and Clemens, Patricia A.                             7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Andrews, Celia W.                                                     7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Arcuri, Michael A.                                                   15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Becker, Leonard                                                      24,000                15,000
------------------------------------------------------- -------------------- ---------------------
Behrens, Herbert R.                                                  11,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Belwool Corp. Retirement Trust                                        7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Benmaor, E. Eduardo                                                   3,750                 3,750
------------------------------------------------------- -------------------- ---------------------
Berk, Larry and Berk, Don                                            53,000                15,000
------------------------------------------------------- -------------------- ---------------------
Bigliardi, Achille M.                                               222,400                15,000
------------------------------------------------------- -------------------- ---------------------
Billing, O. Donald, IRA                                               7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Brewster, Bruce                                                      23,000                15,000

                                                           NUMBER OF SHARES          MAXIMUM
                                                               BENEFICIALLY      NUMBER OF SHARES
SELLING STOCKHOLDER (1)                                       OWNED (2) (3)           OFFERED (4)
------------------------------------------------------- -------------------- ---------------------
Brodsky, David                                                       15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Budd, J. Richard, III and Susan Nutkis Budd                          15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Busdicker, Gordon                                                     7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Chao, Pei Chung & Rosana Hsu Chao, Trustees for Chao                 30,000                30,000
Family Trust
------------------------------------------------------- -------------------- ---------------------
Choksi, Pradip V., Trustee for Pradip and Rekha                      67,500                37,500
Choksi Family Trust
------------------------------------------------------- -------------------- ---------------------
Cohen, Alvin H.                                                      15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Cohen, Susan B.                                                       7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Cohn, Raymond D.                                                      7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Cournoyer, Paul M. and Marion J. Cournoyer                          119,276                15,000
------------------------------------------------------- -------------------- ---------------------
Davis, Paul W. and Teleky, Priscilla M.                              21,117                15,000
------------------------------------------------------- -------------------- ---------------------
Deindoerfer, Fred H.                                                513,981                15,000
------------------------------------------------------- -------------------- ---------------------
Devitt, Veronica C. and Thomas P. Devitt, as                          2,250                 2,250
Community Property
------------------------------------------------------- -------------------- ---------------------
Duncan S Brown Trust dated November 18, 1991                         19,000                15,000
------------------------------------------------------- -------------------- ---------------------
Eberle, Mark A., MD                                                  15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Fisher, Barrett M., IRA                                              15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Frank, Howard J., IRA                                                30,000                30,000
------------------------------------------------------- -------------------- ---------------------
Galvin, Richard J.                                                   15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Getzov, Ramon and Constance                                           7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Hanchett, William A.B. and Jane E. Hanchett                          54,000                15,000
------------------------------------------------------- -------------------- ---------------------
Harry H. Perse Family Partnership, LP                                15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Hsiao, Yu-Chien and Ruby Hsiao                                       15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Johnson, Mark B. and Donna                                            7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Kadonaga, Ronald                                                     11,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Kasdan, Harvey L.                                                    76,980                15,000
------------------------------------------------------- -------------------- ---------------------
Keeney, Michael and Patricia Keeney                                  22,688                15,000
------------------------------------------------------- -------------------- ---------------------
Keung, Millie                                                        37,500                37,500
------------------------------------------------------- -------------------- ---------------------
Kriendler-Nelson, Mark                                                7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Kyle, Jimmie R.                                                      17,291                 3,750
------------------------------------------------------- -------------------- ---------------------
Lakoff, Sanford A. and Evelyn                                        20,000                15,000
------------------------------------------------------- -------------------- ---------------------
Landa, Saul                                                           7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Lazowsky, Simon                                                      15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Leviton, Ira, MD                                                     15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Levitt, Gary                                                         18,614                 3,750
------------------------------------------------------- -------------------- ---------------------
Levy, Jerrold                                                       105,100                45,000
------------------------------------------------------- -------------------- ---------------------
Limbach, George C. and Ann C. Limbach, Trustees for                   5,750                 3,750
the George & Ann Limbach Living Trust dated June 22,
1973
------------------------------------------------------- -------------------- ---------------------
Lingo, Dr. John K.                                                   15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Long Chain International                                             63,200                60,000
------------------------------------------------------- -------------------- ---------------------
Marx, Peter                                                           7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Melzer, Martin, IRA                                                  15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Mileikowsky, Elon                                                     7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Miller, Edward B.                                                     7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Miller, Richard H.                                                    7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Motulsky, Ursula                                                     15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Myhre,Byron A.                                                       21,363                15,000

                                                           NUMBER OF SHARES          MAXIMUM
                                                               BENEFICIALLY      NUMBER OF SHARES
SELLING STOCKHOLDER (1)                                       OWNED (2) (3)           OFFERED (4)
------------------------------------------------------- -------------------- ---------------------
Nadel, Tobi K.                                                       15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Neff, Ronald S.                                                      57,835                 3,750
------------------------------------------------------- -------------------- ---------------------
Neuwirth, Franz and Gretchen J. Neuwirth                             34,000                15,000
------------------------------------------------------- -------------------- ---------------------
Newman, Nancy B.                                                      7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Nutkis, Pearl                                                        15,000                15,000
------------------------------------------------------- -------------------- ---------------------
O'Malley, John A.                                                    66,787                15,000
------------------------------------------------------- -------------------- ---------------------
Pao, Liu Jui Hsia                                                    38,000                30,000
------------------------------------------------------- -------------------- ---------------------
Patel, Jeshing                                                       15,716                 3,750
------------------------------------------------------- -------------------- ---------------------
Piazza, Roy D.                                                      148,000                75,000
------------------------------------------------------- -------------------- ---------------------
Quain, Leon, Trustee for Leon Quain Revocable Living                 15,000                15,000
Trust U/A 2/22/88
------------------------------------------------------- -------------------- ---------------------
Ralano Family Partners Limited                                       15,000                15,000
------------------------------------------------------- -------------------- ---------------------
RealTime Electronics, Inc.                                           15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Reich, Leon                                                           7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Reinhart, Morton and Zelda, Tenants in Common                        25,820                15,000
------------------------------------------------------- -------------------- ---------------------
Roth, Dr. Neil S.                                                    15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Salomone, Ernest F.                                                  30,000                30,000
------------------------------------------------------- -------------------- ---------------------
Salomone, Jack                                                       30,000                30,000
------------------------------------------------------- -------------------- ---------------------
Santoro, Daniel P.                                                   26,413                 4,500
------------------------------------------------------- -------------------- ---------------------
Schwerin, Warren                                                     15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Seidler, Bonnie                                                       7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Siegel, Murray                                                       15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Siegfried, Peter C.                                                  15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Silverman, Jesse G., Jr., IRA                                        15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Simone, Carl                                                          7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
SJH Money Purchase Plan                                               7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Strougo, Robert                                                       7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Sundquist, Kevin, IRA                                                 7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Thornbury, Thomas R., as Trustee of the Thomas R.                    75,000                75,000
Thornbury Intervivos Trust dated November 26, 1991,
as amended
------------------------------------------------------- -------------------- ---------------------
Topchik, Robert J.                                                    7,500                 7,500
------------------------------------------------------- -------------------- ---------------------
Turchi, Terry                                                        15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Turner, Richard H.                                                   15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Warner, Robert M., Sr.                                               30,000                30,000
------------------------------------------------------- -------------------- ---------------------
Wigert, J. William and Susan                                            750                   750
------------------------------------------------------- -------------------- ---------------------
Wolfson, Samuel A. and Shirley F., JT                                15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Wunderlich, Francis J.                                               21,000                15,000
------------------------------------------------------- -------------------- ---------------------
Yee, Edwin S. and Anna W.                                            15,000                15,000
------------------------------------------------------- -------------------- ---------------------
Yin, Ronald L.                                                        7,122                 3,750
------------------------------------------------------- -------------------- ---------------------
Zachariash, Michael                                                  20,434                 3,750
------------------------------------------------------- -------------------- ---------------------
All Other Holders (6)                                                45,000                45,000
------------------------------------------------------- -------------------- ---------------------
          TOTAL                                                   2,889,137             1,485,000
------------------------------------------------------- -------------------- ---------------------

----------------------------------



1. The following persons currently hold, or have held within the past three years, the following positions or relationships with the Company: E. Eduardo Benmaor -- formerly Secretary and Controller; Achille M. Bigliardi -- Corporate Vice President and General Manager of Chatsworth Division; Fred H. Deindoerfer -- Chairman of the Board, and former President and Chief Executive Officer; Ronald Kadanoga -- consultant; Harvey L. Kasdan -- Vice President, Research and Development,

    Chatsworth Division; Michael Keeney -- Regional Sales Manager, Chatsworth Division; Jimmie R. Kyle -- former Vice President, Manufacturing Operations, Chatsworth Division; Gary Levitt -- Manager of Software Development, Chatsworth Division; Long Chain International -- Taiwanese distributor; Byron A. Myrhe -- former Director of Poly U/A Systems, Inc.; Ronald S. Neff -- formerly National Service Manager, Chatsworth Division; John A. O'Malley -- Director, President and Chief Executive Officer and former
    Director of Poly U/A Systems, Inc.; Real Time Electronics, Inc. -- engineering consulting firm; Daniel Santoro -- TeleSales Manager, Chatsworth Division; Richard H. Turner -- former Director of Poly U/A Systems, Inc.; Michael Zachariash -- Director of Project Management, Chatsworth Division.


2. Each selling stockholder beneficially owns less than 1% of the outstanding common stock, except as follows: Achille M. Bigliardi (3.1%); Paul M. and Marion J. Cournoyer (1.7%); Fred H. Deindoerfer (7.1%); Harvey Kasdan (1.1%); Roy D. Piazza (1.8%); and Thomas M. Thornbury (1.0%). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of September 1, 1999, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage held by any other person.

3. Includes 1,180,949 shares issuable pursuant to (i) the call or conversion of Series B Preferred Stock and (ii) the exercise of warrants and employee stock options which are currently exercisable or exercisable within 60 days of September 1, 1999.

4. Includes 891,000 shares issuable pursuant to (i) the call or conversion of Series B Preferred Stock and (ii) the exercise of Series G Warrants.

5. Includes 57,840 shares owned by family members or trusts to which Dr. Deindoerfer disclaims beneficial ownership.

6. Assumes that any other holders to be covered by this prospectus do not beneficially own any common stock other than the shares offered for sale. Information concerning such other holders will be set forth in prospectus Supplements from time to time if so required.

                              PLAN OF DISTRIBUTION

        This prospectus is for the public resale of shares of common stock previously issued to the selling stockholders in connection with the tender offer described above in this prospectus, as well as the additional shares of common stock issuable to them in the future upon the call or conversion of the Series B Preferred Stock and the exercise of the Series G Warrants. See "Background." This prospectus does not cover the initial issuance of shares of common stock in the tender offer or upon the call, conversion or exercise of the Series B Preferred Stock or the Series G Warrants. The selling stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth opposite their name in the table of selling stockholders in the preceding section of this prospectus.

        The selling stockholders may sell shares from time to time on the American Stock Exchange, in the over-the-counter market or in private transactions, and they may sell shares at the prevailing price of the common stock on the American Stock Exchange at the time of the sale, or at related or negotiated prices. The selling stockholders may sell to or through one or more broker-dealers, and these broker-dealers may receive underwriting discounts, concessions or commissions from the selling stockholders. For example, selling stockholders may sell shares by one or more of the following methods: (a) a block trade in which the broker or dealer attempts to sell the shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker or dealer as a principal and resales by that broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face to face transactions between selling


                                      --12--
stockholders and purchasers without a broker-dealer. In making sales, the brokers or dealers retained by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

        The selling stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (f) other facts material to the transaction.

        The Company and the selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify some of the selling stockholders against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

        The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the shares of common stock covered by this prospectus, but the selling stockholders are responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of their shares of common stock.

        The Company filed with the Commission a Registration Statement on Form S-3 under the Securities Act covering the shares of common stock offered by this prospectus and cannot predict whether or to what extent any particular selling stockholder will sell shares. The Company filed the Registration Statement pursuant to the terms of the Offer to Purchase dated June 8, 1999 distributed in connection with the Company's tender offer to purchase all the outstanding shares of common stock of Poly UA Systems, Inc. See "Background" and "Selling Stockholders." The Company has agreed to use reasonable efforts to keep the registration statement effective for two years.


        Each time a selling stockholder sells shares using this prospectus, he or she must give the Company and its transfer agent a Notice of Transfer, in the form attached as Appendix A. If the Notice is not delivered, the transfer agent will not transfer the shares sold and will not remove the Securities Act legend from them.


                           FORWARD-LOOKING STATEMENTS

        Certain information contained in this prospectus, or incorporated into it by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. These forward-looking statements include the Company's views with respect to future financial results, capital requirements, market growth, new product introductions and the like, and are generally identified by phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans" and words of similar meaning. There are several important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. The Company has identified some of those factors in the discussions under "Risk Factors" beginning on page 2 and elsewhere in this prospectus, and in the documents incorporated by reference into this prospectus.

                              AVAILABLE INFORMATION

        As a public company, the Company is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza,

450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of this information may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This information is also available for inspection at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881. The Commission maintains a Web site at http://www.sec.gov. The Web site contains information about certain companies, including the Company, that file information electronically with the Commission.

        The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission covering the shares of common stock offered in this prospectus. This prospectus does not contain all of the information contained in the Registration Statement or in its exhibits. For more information about the Company and the common stock offered in this prospectus, please refer to the Registration Statement and its exhibits. If this prospectus contains a description of the provisions of a contract or other document, the description is merely intended as a summary of the document's relevant terms. Where the document is filed as an exhibit to the Registration Statement, the investor should refer to the exhibit for a full statement of its provisions. The Registration Statement and its exhibits may be inspected at the Commission's public reference facilities described above. Copies of these documents may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission by the Company are incorporated by reference in this prospectus: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999; (3) the description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed June 22, 1993; and (4) the Company's Current Report on Form 8-K filed May 7, 1999.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the common stock under this prospectus are also incorporated in this prospectus by reference. These documents should be considered a part of this prospectus from the date they are filed with the Commission. Any statement contained in this prospectus, whether directly or by incorporation by reference, may be modified or superseded by the information contained in any of these documents.

        Upon request, the Company will provide, without charge, a copy of all of the information that has been incorporated by reference in this prospectus, other than exhibits, to each person, including any beneficial owner, to whom a prospectus is delivered. Requests should be directed to the Corporate Secretary of International Remote Imaging Systems, Inc., by mail at 9162 Eton Avenue, Chatsworth, California 91311 or by telephone at (818) 709-1244.

                                  LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for the Company by the law firm of Guth Rothman & Christopher LLP, Los Angeles, California.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of International Remote Imaging Systems, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                   APPENDIX A

              Notice of Transfer Pursuant to Registration Statement

[DATE]

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention:  Compliance Department


        Re:  International Remote Imaging Systems, Inc. (the "Company")

Ladies and Gentlemen:


Please be advised that [INSERT NAME OF SELLING STOCKHOLDER AS IT APPEARS IN THE TABLE OF SELLING STOCKHOLDERS] has sold _____________ shares of the Company's common stock pursuant to a Registration Statement on Form S-3 (File No. 333-86617). We hereby certify that (1) the above-named beneficial owner of the transferred shares is named as a selling stockholder in the related prospectus dated September 17, 1999, (2) the transferred shares are included in the prospectus opposite such owner's name and (3) the prospectus delivery requirements of the Securities Act of 1933, as amended, have been satisfied.


                                   Sincerely,

                                      ----------------------------------------
                                          (Name)

                                   By:
                                      ----------------------------------------
                                          (Authorized Signature)

                                   Name:
                                        --------------------------------------

                                   Title:
                                         -------------------------------------



cc:     International Remote Imaging Systems, Inc.
        9162 Eton Avenue
        Chatsworth, California 91311
        Attn:  Controller

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the selling stockholders or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such solicitation.




               TABLE OF CONTENTS



                                    Page

Forward-Looking Statements            2
Risk Factors                          2
The Company                           7
Use of Proceeds                       9
Selling Stockholders                  9
Plan of Distribution                 12
Forward-Looking Statements           13
Available Information                13
Documents Incorporated
    by Reference                     14
Legal Matters                        14
Experts                              14
Sample Notice of Transfer    Appendix A




                             Up to 1,485,000 SHARES




                              INTERNATIONAL REMOTE
                              IMAGING SYSTEMS, INC.





                                  COMMON STOCK



                                   PROSPECTUS




                               September 17, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses to be paid by the Company in connection with the distribution of securities being registered, are estimated as follows:



Securities and Exchange Registration Fee .........................   $   400
Accounting Fees and Expenses .....................................     5,000
Legal Fees and Expenses..........................................     25,000
Miscellaneous Expense.............................................     2,000
                                                                     -------
Total.............................................................   $32,400
                                                                     =======

        The Selling Stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of their shares.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article SEVENTH of the Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or knowing violation of law. The Company's Certificate of Incorporation also contains provisions requiring the Company to indemnify its directors and officers to the fullest extent permitted by the DGCL.

        Section 145 of the DGCL provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceedings because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

        The Company also maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

ITEM 16.       EXHIBITS



        EXHIBIT
        NUMBER               DESCRIPTION

        4.1                  Specimen of Common Stock Certificate (1)

        5.1                  Legal Opinion of Guth Rothman & Christopher LLP*

        23.1                 Consent of Guth  Rothman &  Christopher  LLP  (included  in legal opinion filed as Exhibit 5.1)

        23.2                 Consent of PricewaterhouseCoopers LLP
--------------


         *  Previously filed.


        (1) Incorporated by reference to the Company's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on March 27, 1996 (File No. 333-02001).

        ITEM 17.      UNDERTAKINGS

(a)     Rule 415 Offering.  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 16, 1999.


                                      INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.


                                      By: /s/ Fred H. Deindoerfer
                                      ------------------------------------------
                                          Fred H. Deindoerfer
                                          Chairman of the Board



        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                           Title                                                 Date
/s/ Fred H. Deindoerfer             Chairman of the Board                         September 16, 1999
-----------------------------
Fred H. Deindoerfer


/s/ John A. O'Malley*               Director, President and                       September 16, 1999
-----------------------------       Chief Executive Officer
John A. O'Malley


/s/ Martin S. McDermut              Vice President-Finance and Administration,    September 16, 1999
-----------------------------
Martin S. McDermut                  Chief Financial Officer and Secretary


/s/ Donald E. Horacek*              Assistant Secretary, Controller, and          September 16, 1999
-----------------------------
Donald E. Horacek                   Principal Accounting Officer

Signature                           Title                                                 Date
/s/ Steven M. Besbeck*              Director                                      September 16, 1999
-----------------------------
Steven M. Besbeck


/s/ Thomas F. Kelley*               Director                                      September 16, 1999
-----------------------------
Thomas F. Kelley


/s/ Richard G. Nadeau*              Director                                      September 16, 1999
-----------------------------
Richard G. Nadeau

*By: /s/ Fred H. Deindoerfer
    ------------------------
    as Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT

NUMBER             DESCRIPTION

4.1                Specimen of Common Stock Certificate (1)


5.1                Legal Opinion of Guth Rothman & Christopher LLP*


23.1 Consent of Guth Rothman & Christopher LLP (included in legal opinion filed as Exhibit 5.1)

23.2               Consent of PricewaterhouseCoopers LLP

---------------

*       Previously filed.


(1) Incorporated by reference to the Company's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on March 27, 1996 (File No. 333-02001).